                                                                  EXHIBIT 10.14



                             SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of the 20th day of August, 1993, by and among FLEMING FOODS OF TEXAS, INC., a Nevada corporation (herein referred to as "Fleming") and RANDALL's FOOD MARKETS, INC., a Texas corporation (herein sometimes referred to as "Randall's") and TOM THUMB FOOD & DRUGS, INC., a Delaware corporation (herein sometimes referred to as "Tom Thumb" and together with Randall's herein sometimes collectively referred to as "Retailer"), with reference to the following circumstances:

          (i) Fleming is engaged in business as a full-line wholesale supplier of food, grocery and related products to the retail trade in the State of Texas and elsewhere; and

         (ii) Effective as of the date of this Agreement, in accordance with the Distribution Center Purchase Agreement dated as of the 31st day of July, 1993 (the "Purchase Agreement"), Fleming acquired certain Garland, Texas real property and improvements (the "Warehouse Property") upon which is located a distribution center for food, grocery and related products (the "Warehouse"); and

        (iii) Randall's is engaged in business as a retailer of food, grocery and related products and operates those stores described on Exhibit "A" hereto (the "Randall's Stores") and Tom Thumb, a wholly-owned subsidiary of Randall's, is engaged in business as a retailer of food, grocery and related products and operates those stores described on Exhibit "B" hereto (the "Tom Thumb Stores" and together with the Randall's Stores herein sometimes collectively referred to as the "Retailer Stores"); and

         (iv) Randall's contemplates acquiring and/or developing additional stores (the "Randall's Additional Stores") and Tom Thumb contemplates acquiring and/or developing additional stores (the "Tom Thumb Additional Stores" and together with the Randall's Additional Stores herein sometimes collectively referred to as the "Retailer Additional Stores") from time to time during the term of this Agreement and desire that the Retailer Additional Stores be subject to this Agreement; and

          (v) The Tom Thumb Stores are designated herein as the "Category I Stores," the Randall's Stores are designated herein as the "Category II Stores" and the Retailer Additional Stores shall be designated Category I Stores or Category II Stores as provided herein; and

         (vi) Fleming intends (i) to supply the Category I Stores from the Warehouse, its GMD Dallas distribution center (the "Dallas Facility") and from its San Antonio, Texas distribution center (the "San Antonio Facility") and (ii) to supply the Category II Stores from its Houston, Texas distribution center (the "Houston Facility") and the San Antonio Facility, all in accordance with this Agreement, the parties recognizing that Fleming may supply Category I Stores and the Category II Stores from any of its distribution centers;

        (vii) Retailer acknowledges that but for this Agreement Fleming would not have acquired the Warehouse Property and other assets it purchased under the Purchase Agreement; and

       (viii) Retailer desires to benefit in services, predictability of supplies and pricing through a long-term supply arrangement with Fleming.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants provided for herein, the parties agree as follows;

      1. Supply. Throughout the term of this Agreement, Retailer shall purchase from Fleming for the Retailer Stores and the Retailer Additional Stores that Randall's or its affiliates operate and Fleming shall sell to Retailer food, grocery, dairy, meat, frozen food and related products, supplies and health and beauty care ("HBC") and general merchandise ("GM") which Fleming offers for sale to its affiliated retailers (the "Products").

      2. Retailer Additional Stores. Upon the development or acquisition by Retailer of a Retailer Additional Store or Retailer Additional Stores, such store(s) shall be, upon the completion of construction or acquisition, as the case may be, (i) supplied by Fleming with Products under this Agreement and
(ii) designated Category I Store(s) unless such store(s) is (are) located within a radius of 100 miles of the Houston Facility in which event it (they) shall be designated Category II Store(s); provided, however, any Retailer Additional Store(s) may be designated Category I Store(s) or Category II Store(s) regardless of location upon agreement in writing by Fleming and Retailer.

      3.  Price and Other Terms of Sale.

          (a) The Sell Plan. Except as hereinafter provided, the Products sold to Retailer pursuant to this Agreement shall be priced, and other terms of sale shall be established, at levels described in the "Randall's/Tom Thumb Sell Plan dated June 9, 1993" which has been reviewed with Retailer and is attached hereto as Exhibit "C," as amended from time to time by Fleming (the "Sell Plan"), provided such amendments shall be applicable to all similarly situated customers of Fleming purchasing Products pursuant to such Sell Plan.

          (b) Transportation. Transportation costs from Fleming's Houston Facility, San Antonio Facility and from the Warehouse or any other distribution center shall be reflected in the Sell Plan and shall be based on cost/truckload and not rate/CWT.

          (c) Category I Volume Discount Rebate and Category I Supplemental Fee. Retailer and Fleming agree with respect to the Category I Stores that supplementary to the payment provisions set forth in the Sell Plan, Fleming shall rebate to Retailer 1% of the amount of the annual transfers (the "Category I Annual Transfers") in excess of the amounts set forth in Table I below (the "Category I Volume Discount Rebate") for each fiscal year of Retailer which end on the last Saturday in June of the year indicated (the "Fiscal Year(s)"), which payments shall be made thirty (30) days following the close of each of Retailer's Fiscal Years during the term of this Agreement. Retailer and Fleming further agree that Retailer shall pay Fleming a supplemental fee (the "Category I Supplemental Fee") if the Category I Annual Transfers do not meet the targeted amounts for each Fiscal Year of Retailer as set forth in Table I below, such Supplemental Fee to be 1% of the short fall from the amounts of Category I Annual Transfers set forth in Table I payable thirty (30) days after the close of Retailer's Fiscal Year during the Initial Term (as defined in paragraph 5(a) hereof) of this Agreement. The Category I Annual Transfers shall include and the Category I Volume Discount Rebate and the Category I Supplemental Fee shall apply as to all Products delivered to the Category I Stores. During the Initial Term of this Agreement the sum of the amount of transfers of Products to the Category I Stores shall be known as the "Category I Transfers."

                                    TABLE I

Retailer
Fiscal        Grocery/Frozen/                          Category I
Year          Meat/Dairy               HBC/GM          Transfers
--------      ---------------     -------------     ---------------
1994          $  223,000,000      $ 26,000,000      $  249,000,000*
1995             241,000,000        28,000,000         269,000,000
1996             261,000,000        31,000,000         292,000,000
1997             281,000,000        33,000,000         314,000,000
1998             303,000,000        37,000,000         340,000,000
1999             326,000,000        39,000,000         365,000,000
2000             351,000,000        42,000,000         393,000,000
2001             372,000,000        45,000,000         417,000,000
              ---------------     -------------     ---------------
Totals        $2,358,000,000      $281,000,000      $2,639,000,000

*The Category I Volume Discount Rebate or the Category I Supplemental Fee, whichever shall be applicable, shall be determined on a pro rata basis for the fiscal year ending June 25, 1994.

       4. Quantities.

          (a) Category I Minimum Purchase Level (Initial Term). During the Initial Term (as defined in subparagraph 5(a) hereof), subject to the provisions of subparagraph (e) of this paragraph 4, Retailer shall purchase for delivery to the Category I Stores during each Fiscal Year of this Agreement the minimum of quantities of grocery/frozen/meat/dairy and HBC/GM Products set forth in Table I of paragraph 3(c) from Fleming (the Category I Minimum Purchase Level"); provided, however, that the Category I Minimum Purchase Level shall be prorated for the period beginning on the Effective Date and ending on June 25, 1994; and provided further, however, that notwithstanding Fleming's intention to supply the Category I Stores from the Warehouse, the Dallas Facility and the San Antonio Facility, the Category I Minimum Purchase Level shall be calculated based upon Products delivered to such stores, regardless of the distribution center from which such Products are in fact delivered. In addition, during the Initial Term (as defined in subparagraph 5(a) hereof), subject to the provisions of subparagraph (e) of this paragraph 4, Retailer shall continue to purchase Products for the Category II Stores substantially in quantities that Retailer purchased from Fleming during the twelve months prior to the date of this Agreement.

         (b) Category I Minimum Purchase Level. Retailer and Fleming agree that the Category I Minimum Purchase Level shall be applicable only during the Initial Term (as defined in subparagraph 5(a) hereof) and shall not be applicable during the Renewal Terms (as defined in subparagraph 5(b) hereof).

          (c) Mix of Products from all of Fleming's Facilities. Retailer agrees that for the term of this Agreement and during the Renewal Terms it shall purchase Products for the Category I Stores and the Category II Stores from Fleming of a mix (calculated in dollars) among grocery, meat, frozen food, dairy and GM/HBC generally consistent with the mix (calculated in dollars) of such Products currently being purchased by Randall's from the Houston Facility as follows: grocery (63%), meat (6%), frozen food (17.5%), dairy (2.5%) and GM/HBC (11%). Retailer further agrees that as between the GM and HBC items the mix (calculated in dollars) will be approximately GM (30%) and HBC (70%).

          (d) Quantities of Products. Retailer agrees that for the term of this Agreement and the Renewal Terms it shall purchase for the Category I Stores and the Category II Stores (i) all of its frozen food and dry grocery requirements with the exception of 800 items ("SKUs") and all Topco grocery merchandise from Fleming, and (ii) all of its GM and HBC products with the exception of 1,800 SKUs and all Topco nongrocery merchandise from Fleming, which SKUs will be from time to time identified to Fleming by Retailer. Items or SKUs not stocked by Fleming may be added to the numbers of grocery and non-grocery SKUs that Retailer shall not be required to purchase from Fleming after Fleming shall have been afforded the right to stock and supply Retailer such SKUs.

         (e) Force Majeure. Notwithstanding the provisions of subparagraphs
(a) through (d) above, Retailer shall not be deemed in default of this Agreement if non-performance is determined to be as the result of "a condition beyond Retailer's control." The term "a condition beyond Retailer's control" shall mean a situation existing which is not within the control of Retailer. Examples include, but are not limited to, labor strikes, government rationing or other regulations, flood, fuel shortages, earthquake, acts of God, drought or other weather conditions.

     5. Term.

         (a) Duration. Unless terminated sooner in accordance with this Agreement, the term of this Agreement shall commence on the day and year first above written (the "Effective Date"), and shall extend until June 30, 2001 (the "Initial Term"). This Agreement shall be automatically renewed for successive terms of one (1) year each (the "Renewal Terms"); provided, however, either party may terminate this Agreement (i) as of the end of the Initial Term upon written notice of at least ninety (90) days prior to the end of the Initial Term or (ii) at any time during the Renewal Terms upon at least ninety (90) days written notice, provided further, however, in no event shall the term of this Agreement extend beyond twenty-three (23) years from June 27, 1993.

         (b) Early Termination (Category I Stores). Notwithstanding anything to the contrary contained in this Agreement, Retailer shall have the right to terminate this Agreement (with respect to the Category I Stores only) at any time upon ninety (90) days written notice to Fleming (the "Termination Notice") and compliance with the following conditions: (i) the payment to Fleming three (3) days after mailing of such Termination Notice of a fee (the "Termination Fee") equal to one (1) percent (%) times ($2.639 billion minus the sum of the Category I Transfers as of the date of the Termination Notice) and minus the sum of all Category I Supplement Fee payments, if any, and
(ii) the payment to Fleming of all sums due Fleming from Retailer pursuant to this Agreement including payment for the actual amount of Products purchased during the ninety (90) days from the Termination Notice to the actual termination date (the "Ninety Day Period") herein called the "Actual 90 Day Purchase Amount" and any other sums due Fleming or any of its affiliates with the exception of Retailer's current (nondelinquent) open account obligation in respect of the Category II Stores under this Agreement. As soon as practicable following the termination of this Agreement as to the Category I Stores, Retailer and Fleming, each acting in good faith, shall determine the Actual 90 Day Purchase Amount and Fleming shall reimburse Retailer an amount equal to one (1) percent (%) of the Actual 90 Day Purchase Amount. For example, assuming (i) Retailer elects to terminate this Agreement as to the Category I Stores as of June 24, 1995 (the end of Retailer's 1995 fiscal year), (ii) there are no Category I Supplement Fee payments, (iii) the Category I Transfers have been ordered, delivered and paid for in accordance with Table I above as of June 24, 1995, and (iv) the Actual 90 Day Purchase Amount is $65 million, the Termination Fee (giving effect to the reimbursement) will be $20.56 million (.01 times ((a) $2.121 billion (the remainder of the Category I Annual Transfers as of July 24,
1995) minus (b) $65 million) = $20.56 million) or, assuming Retailer elects to terminate this Agreement as of March 1, 1997 with $1 billion of Category I Transfers remaining, $50,000 of Category I Supplemental Fees paid to such date and the Actual 90 Day Purchase Amount is $75 million, the Termination Fee (giving effect to the reimbursement) will be $9.20 million (.01 times
($1 billion minus $75 million) minus $50,000 = $9.20 million). All payments provided for in this paragraph shall be made in cash by wire transfer to an account designated by Fleming or Retailer as the case may be.

     6. Payment. Payment shall be made by Retailer to Fleming in accordance with the terms and provisions of the Sell Plan.

     7. Service Levels. Fleming agrees that absent the occurrence of "a condition beyond Fleming's control", as hereinafter defined, it will use its best efforts to obtain and maintain at any time an average service level of at least ninety-five (95%) for the immediate past 18-week period during the term of this Agreement. The average service level shall be determined by comparing the gross dollar purchases of Products shipped to Retailer to the gross dollar purchases of Products ordered by Retailer. The term "a condition beyond Fleming's control" shall mean a situation existing which is not within the control of Fleming relating to the acquisition or distribution of Products. Examples include, but are not limited to: labor strikes, government rationing or other regulations, flood, fuel shortages, computer malfunction or failure, equipment failure, earthquake, acts of God, drought or other weather conditions. In the event Fleming fails to attain the average service level of at least ninety-three (93%) for the immediate past 18-week period, Fleming shall have a period of forty-five (45) days after notice by Retailer to Fleming in writing of such deficiency in service level to attain an average service level of at least ninety-five (95%) prior to the failure to attain the required service level being deemed a default by Fleming hereunder.

          8.  Default

              (a) Default by Retailer. In the event Retailer fails to perform any of its obligations hereunder in any material respect, then Retailer shall be in default and Fleming shall have the right to immediately terminate this Agreement by written notice ("Notice of Termination") and pursue all other remedies available by reason of such default, including specific enforcement of the obligations of Retailer, all, however, in accordance with paragraph 9 below; provided, however, that in the event of a monetary default, Retailer shall have a period of five (5) days from receipt of the Notice of Termination from Fleming within which to cure such monetary default. Other than recovery of actual damages related to a monetary default, Fleming shall have no right to recover additional damages (whether characterized as consequential damages, punitive damages or otherwise).

              (b) Default by Fleming. In the event Fleming fails to perform any of its obligations hereunder, them Fleming shall be in default and Retailer shall have the right to immediately terminate this Agreement by written notice ("Notice of Termination") and pursue all other remedies available by reason of such default, including specific enforcement of the obligations of Fleming, all, however, in accordance with paragraph 9 below; provided, however, that in the event of a monetary default, Fleming shall have a period of five (5) days from receipt of the Notice of Termination from Retailer within which to cure such monetary default. Other than recovery of actual damages related to a monetary default, Retailer shall have no right to recover additional damages (whether characterized as consequential damages, punitive damages or otherwise).

          9. Disputes; Arbitration. The parties hereto agree that all disputes between them relating to this Agreement are to be resolved by arbitration as provided herein. This agreement to arbitrate shall survive the rescission or termination of this Agreement. All arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as herein may be provided. The panel used will be selected from, if available, the "Food Industry Panel" employed by the American Arbitration Association and the decision of the arbitrators will be final and binding on all parties. All arbitration will be undertaken in the city of Dallas, Texas pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators will be enforceable in any court of competent jurisdiction.

          In any dispute where a party seeks $50,000 or more in damages, three arbitrators will be employed. All costs attendant to the arbitration, excluding attorneys' and experts' fees, will be borne equally by the parties. Each party will bear its own attorneys' and experts' fees. The arbitrators will not award punitive, consequential or indirect damages. Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, the arbitrators will apply the law of the State of Texas, except as may be modified by this Agreement. The arbitrators are by this Agreement directed to conduct the arbitration hearing no later than three (3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

          Except as needed for presentation in lieu of a live appearance, depositions will not be taken. Parties will be entitled to conduct document discovery by requesting production of documents. Responses or objections will be served twenty days after receipt of a request. The arbitrators will resolve any discovery disputes by such prehearing conferences as may be needed. All parties agree that the arbitrators and any counsel of record to the proceeding will have the power of subpoena process as provided by law.

          From related transactions in connection with this Agreement, the parties may be in a debtor/creditor relationship, which may include the granting of security interests in goods and/or fixtures, or in a relationship as lessor and lessee. The parties recognize that these kinds of relationships could give rise to the need by one or more of the parties for emergency judicial relief to regain possession of goods and/or fixtures, to prevent the sale or transfer of goods and/or fixtures, to protect real or personal property from injury or to obtain possession of real estate. The parties agree that either shall be entitled to pursue such remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, provided that each party agrees that it will consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

          10. Attorneys' Fees and Costs. In the event suit is brought to enforce any of the terms of this Agreement, the losing party shall pay to the prevailing party its reasonable attorneys' fees and costs incurred in any proceeding to enforce the terms of this Agreement.

          11. Amendment or Waiver. Except for the Sell Plan as provided in paragraph 3 hereof, this Agreement shall not be amended, nor shall any of its terms be deemed to have been waived by either party, unless such amendment or waiver shall be in writing and signed by the parties hereto.

          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          13. Counterparts. This Agreement may be executed in multiple counterparts, which taken together shall constitute one instrument and each of which shall be considered an original for all purposes.

          14. Time is of the Essence. The parties agree that time is of the essence under this Agreement.

          15. Notices. All communications required or permitted under this Agreement shall be in writing, and sent to the following addresses or to such other address requested by the parties by notice as herein provided:

              (a)  Notices to Fleming:

                   Fleming Foods of Texas, Inc.
                   15110 Dallas Parkway, Suite 500
                   Dallas, Texas 75248

                   Attention: Mr. James E. Stuard
                              President

              With a copy to:

                   McAfee & Taft
                   A Professional Corporation
                   Tenth Floor, Two Leadership Square
                   Oklahoma City, Oklahoma 73102

                   Attn: John M. Mee, Esq.

              (b)  Notices to Retailer, Randall's or Tom Thumb:

                   Randall's Food Market, Inc.
                   3663 Briarpark
                   Houston, Texas 77042

                   Attention: Mr. Robert R. Onstead
                              Chairman and Chief
                              Executive Officer

              With a copy to:

                   Baker & Botts, L.L.P.
                   One Shell Plaza
                   910 Louisiana
                   Houston, Texas 77002-4995

                   Attn: J. David Kirkland, Jr., Esq.

          16. Purchase of Store Supplies. Upon the termination of this Agreement, Retailer shall purchase from Fleming all store supplies which Fleming has purchased or obtained as supplies for Retailer and which, because of any special design, label, logo, quantity or other feature cannot be sold promptly by Fleming to other retailers being served by the Warehouse, the Houston Facility, the San Antonio Facility, the Dallas Facility or any other of Fleming's distribution centers which services Retailer during the term of this Agreement at the same prices being paid for such supplies by Retailer at the time of termination. Retailer shall pay to Fleming the current price for such supplies being charged by Fleming to Retailer. Such amount shall be paid and such supplies shall be delivered by Fleming to Retailer within ten
(10) days after termination of this Agreement. Fleming covenants and agrees that during the term of this Agreement it will not stock supplies of the type and kind described in this paragraph 16 in excess of the amount which is normal and customary except as requested or required by Retailer.

          17. Miscellaneous.

              (a) Board Authorization. Retailer shall execute and deliver any and all documents which may reasonably be requested by Fleming in order to properly document this Agreement, including, but not limited to, certified resolutions of the Board of Directors of Retailer authorizing the undersigned officer to enter into this Agreement.

              (b) Binding Effect; No Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their respective successors and assigns. This Agreement shall not be assignable by either party hereto without the consent of the other party hereto, which consent shall not be unreasonably withheld.

              (c) Exhibits. Any Exhibit attached hereto is made a part hereof and is fully incorporated herein by reference.

              (d) Entire Agreement. This Agreement embodies the entire understanding of the parties hereto in relation to the purchase of Products by Retailer from Fleming. There are no representations, promises, warranties, understandings or agree-ments, express or implied, oral or otherwise, in relation thereto, except as expressly referred to or set forth herein. Retailer acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed and except for the provisions contained in recital (vii) above that said execution and delivery have not been induced by, or done in reliance upon, any representations, promises, warranties, understandings or agreements made by Fleming, or its agents, officers, employees or representatives. No promise, representation, warranty or agreement made subsequent to the execution and delivery hereof by either party hereto, revocation, partial or otherwise, or change, amendment, addition, alteration, waiver or modification of this Agreement or any of the terms hereof shall be enforceable unless the same be in writing and signed by the parties hereto.

              (e) Headings. Headings or captions of the paragraphs in this Agreement are for convenience of reference only, and in no way define or limit or describe the intent of this Agreement or any provision of any paragraph hereof.

              (f) Inconsistency with Sell Plan. In the event any of the terms and conditions of this Agreement are inconsistent with the terms and conditions of the Sell Plan, the terms and conditions of this Agreement shall govern and prevail.

              (g) Partial Invalidity. In the event that any of the provisions or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof shall not be affected thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                       FLEMING FOODS OF TEXAS, INC.

Date: 8-20-93                          By: /s/ James E. Stuard
      -------------------------            ------------------------------
                                           James E. Stuard, President

                                                "FLEMING"

                                       RANDALL'S FOOD MARKETS, INC.

Date: 8-20-93                          By: /s/ [Illegible]
      -------------------------            ------------------------------

                                       TOM THUMB FOOD & DRUGS, INC.

Date: 8-20-93                          By: /s/ [Illegible]
      -------------------------            ------------------------------
                                           "RETAILER"
                                      11